FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 20% INCREASE IN SECOND QUARTER SALES

SECOND QUARTER RESULTS TO BE ANNOUNCED ON AUGUST 11TH
WITH CONFERENCE CALL ON AUGUST 12TH

New York, New York, July 23, 2008 - Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the second quarter of 2008 were approximately $99.1 million, or 20% ahead of 2007's $82.8 million. At comparable foreign currency exchange rates, net sales for the second quarter were up 12%.  Thus for the first half of 2008, net sales were $222.2 million, up 32% from $167.9 million; at comparable foreign exchange rates, net sales for the first half of 2008 were 24% ahead of last year.

Jean Madar, Chairman and CEO of Inter Parfums, noted, "European operations achieved sales of $83.9 million, up 19% from $70.4 million in the same period last year.  Burberry brand sales were especially strong due to the continued rollout of the latest fragrance, Burberry The Beat and the exceptional growth and staying power of Burberry Brit, which launched in 2003.  Additionally, Van Cleef & Arpels brand sales grew, all the more gratifying in the absence of a new product launch.  Second quarter sales by our U.S. operations increased 23% to $15.2 million from $12.3 million in the same period last year, reflecting the expansion of our specialty retail business including the initial success of the international distribution of Gap and Banana Republic fragrance and personal care products."

Paul Smith License Extended
Separately, the Company announced that its 12-year license to create, produce and distribute perfumes and cosmetics under the Paul Smith brand originally signed in December 1998, was recently extended for an additional seven years through December 31, 2017 on comparable terms and conditions.

Affirms 2008 Guidance
Management affirmed its current 2008 guidance calling for net sales of approximately $460 million and net income of approximately $26.8 million or $.87 per diluted share (adjusted for the 3 for 2 stock split effected on May 30, 2008).  This guidance assumes the dollar remains at current levels.

Second Quarter Release & Conference Call Scheduled
Inter Parfums also announced that it will release financial results for the second quarter ended June 30, 2008 on Monday, August 11, 2008, after the close of the stock market.

Management will conduct a conference call to discuss financial results and business developments at 9:00 am EDT on Tuesday, August 12, 2008.  Interested parties may participate in the call by dialing 706-679-3037; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums' website.  We suggest listeners use Microsoft Explorer as their browser.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Paul Smith, S.T. Dupont, Christian Lacroix, Quiksilver/Roxy, and Van Cleef & Arpels. The Company also owns Lanvin Perfumes and Nickel S.A., a men's skin care company. It also produces personal care products for specialty retailers under exclusive agreements with Gap Inc., New York & Company and Brooks Brothers, and as recently announced, bebe stores. In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products. The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2007 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com